Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. REPORTS
STRONG FISCAL THIRD QUARTER SALES RESULTS

— Quarterly Comparable Sales Increase 6% —

SUFFERN, NY – May 5, 2011 – Ascena Retail Group, Inc. (NASDAQ - ASNA) today reported fiscal 2011 third quarter sales results.  Net sales for the fiscal third quarter ended April 30, 2011 increased 9% to $722.8 million, compared to $665.5 million for the fiscal third quarter ended April 24, 2010.  The overall increase was primarily due to across-the-board increases in comparable store sales, as well as strong growth in e-commerce sales.  Consolidated comparable store sales during the third quarter, for stores open at least one year, increased 6%.

Net sales for the nine month period ended April 30, 2011 increased 32% to $2.19 billion, compared to $1.66 billion for the nine month period ended April 24, 2010.  The overall increase was primarily due to strong sales performances at the maurices and Justice brands.  On a year-to-date basis, Ascena’s consolidated sales also benefited from an extra eighteen weeks of sales volume from Justice that are included in the current year due to the merger in the prior year closing on November 25, 2009.  Consolidated comparable store sales during this nine month period increased 6%.

The Company’s net sales and comparable store sales by brand for the fiscal third quarter and nine month period were as follows:

Quarterly Sales (in millions)				Comparable
	Third Quarter Ended		Total	Store Sales
Brand	April 30, 2011	April 24, 2010	% Inc/(Dec)	% Inc/(Dec)

dressbarn	$255.4	$242.5	5%	4%
maurices	208.2	177.9	17%	11%
Justice	259.2	245.1	6%	3%
Ascena Retail Group	$722.8	$665.5	9%	6%

Year-to-date Sales (in millions)				Comparable
	Nine Months Ended		Total	Store Sales
Brand	April 30, 2011	April 24, 2010	% Inc/(Dec)	% Inc/(Dec)

dressbarn	$707.2	$699.7	1%	1%
maurices	593.5	497.7	19%	12%
Justice (A)	887.5	466.3	90%	6%
Ascena Retail Group	$2,188.2	$1,663.7	32%	6%

Justice sales for the current year-to-date period are for the thirty-nine weeks ended April 30, 2011, compared to the twenty-one week period in the prior year from the merger date of November 25, 2009 to April 24, 2010. However, Justice comparable store sales results for the nine months are based on the full fiscal reporting period, which includes comparable store sales prior to the merger date.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are pleased to have reported good comparable stores sales growth during the quarter.  We believe we have an effective merchandise plan for each of our concepts and while challenges remain, particularly related to the overall economic environment, we expect to continue to see good results. Our diversified group of retail concepts each remain positioned as fashionable, high-value destinations that attract a broad range of customers.”

Conference Call Information

The Company will conduct a conference call on May 25, 2011 at 4:30 PM Eastern Time to review its third quarter fiscal 2011 results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 213-8064 prior to the start time, the passcode is 90119640. The call will also be simultaneously broadcast at www.ascenaretail.com.  A recording of the call will be available shortly after its conclusion and until June 25, 2011 by dialing (617) 801-6888, the passcode is 57765981.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. was created as a public company effective January 1, 2011.  The Company is a leading national specialty retailer of apparel for women and tween girls, operating, through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries nearly 2,500 stores throughout the United States and Canada, with revenues of over $2.8 billion.

dressbarn stores offer casual, career, special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 834 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 767 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 890 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Ascena Forward-Looking Statement Disclosure

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved.  Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on Dress Barn’s most recent report on Form 10-K/A for the year ended July 31, 2010 and Ascena Retail Group, Inc.’s Form 10-Q for the quarter ended January 29, 2011.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600